Free Writing Prospectus
Filed Pursuant to Rule 433
Dated May 7, 2020
Registration Statement Nos. 333-225949 and
333-225949-05

**PRICING DETAILS** $841+mm Ford Credit Auto Owner Trust 2020-A (FORDO 2020-A)

Active Leads: J.P. Morgan (struc), BNP, DB, RBC

Passive Leads: Scotia, SMBC

Co-Managers: Banco do Brasil Securities, US Bancorp

Selling Groups: Loop Capital, Mischler Financial

CL	$AMT(MM)	WAL	MDY/F	P.WIN	E.FIN	L.FIN	SPREAD	YLD%	CPN%	$PX
A-1	140.00	0.18	P-1/F1+	1-4	09/20	05/21	IntL-10	0.26711	0.26711	100.00000
A-2	274.50	0.81	Aaa/AAA	4-16	09/21	10/22	EDSF+75	1.03800	1.03000	99.99535
A-3	314.50	2.06	Aaa/AAA	16-36	05/23	08/24	IntS+80	1.05100	1.04000	99.98229
A-4	70.70	3.27	Aaa/AAA	36-41	10/23	07/25	IntS+110	1.36300	1.35000	99.97079
B	25.27	3.43	Aa1/AA	41-41	10/23	09/25	IntS+180	2.06800	2.05000	99.96976
C	16.84	3.43	Aa2/A	41-41	10/23	10/26	IntS+325	3.51800	3.49000	99.99193

Expected Settle	:	05/12/20	Registration	:	SEC Registered
First Pay Date	:	06/15/20	ERISA Eligible	:	Yes
Expected Ratings	:	Moody’s, Fitch	Min Denoms	:	$1k x $1k
Ticker	:	FORDO 2020-A	Pxing Speed	:	1.3 ABS to 10% Call
ABS-15G Filing	:	Thurs, 04/30/20	Bill & Deliver	:	J.P. Morgan
Expected Pricing	:	PRICED

CUSIPS A-1	:	34528GAH9	Available Information:
A-2	:	34528GAJ5	* Prelim Prospectus	:	Attached
A-3	:	34528GAK2	* Ratings FWP	:	Attached
A-4	:	34528GAL0	* IntexNet/CDI	:	Separate Message
B	:	34528GAM8
C	:	34528GAN6

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.

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This notice does not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction where such offer or solicitation would be unlawful, and does not constitute an offer to sell or a solicitation of an offer to buy or an advertisement in respect of securities in any province or territory of Canada other than the provinces of Ontario, Quebec, Alberta, British Columbia, Nova Scotia and New Brunswick unless the issuer has securities listed or quoted on one of the exchanges or markets referred to in the definition of “OTC Issuer” in Multilateral Instrument 51-105.

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No EEA Retail sales/No PRIIPs KID